Exhibit 10.34

FEDERAL HOME LOAN MORTGAGE CORPORATION

LONG-TERM DISABILITY PLAN

RESTATED AND AMENDED
EFFECTIVE JANUARY 1, 1997

FEDERAL HOME LOAN MORTGAGE CORPORATION

LONG-TERM DISABILITY PLAN

WHEREAS, the Federal Home Loan Mortgage Corporation (“Corporation”) has obtained a group long-term disability insurance policy from an insurance company (The Prudential Insurance Company of America (“Prudential”) or any successor thereto) for the benefit of eligible employees, and

WHEREAS, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), requires that every “employee welfare plan,” as defined in ERISA, be established and maintained pursuant to a written instrument, and

WHEREAS, the Corporation became subject to ERISA effective with its first Board of Directors meeting as a private corporation on February 6, 1990,

WHEREAS, the aforementioned insurance policy provides for the payment of disability benefits and eligibility for such benefits, and

WHEREAS, the Corporation desires to amend and restate the Federal Home Loan Mortgage Corporation Long-Term Disability Plan as of January 1, 1997 principally to clarify and update the Plan,

NOW THEREFORE, in accordance with the above, the Federal Home Loan Mortgage Corporation Long-Term Disability Plan is hereby amended and restated in its entirety as follows:

ARTICLE I

Purpose and Effective Date

1.1.  Purpose. This document, together with those portions of Corporate Procedure No. 3-235 as concern long-term disability and Group Contract G-39782 issued by Prudential to the Corporation (“Policy”), as the same from time to time may be amended, renewed or substituted, incorporated herein by reference, constitutes the Federal Home Loan Mortgage Corporation Long-Term Disability Plan (“Plan”). The purpose of the Plan is to provide long-term disability benefits to eligible employees as specified in the Policy.

1.2.  Effective Date. The Plan shall be effective as of February 6, 1990. The effective date of this restatement is January 1, 1997. Except as otherwise provided herein, a person who is not actively at work at anytime after December 31, 1996 shall be entitled to benefits, if any, under the Plan based upon the provisions of the Plan in effect on or prior to that date.

ARTICLE II

General Provisions

2.1.  Plan Administration. The Corporation shall be the Plan Administrator within the meaning of ERISA Section 3(16)(A) and shall be the “named fiduciary” as defined in ERISA Section 402(a)(2). The Plan Administrator shall have the exclusive right and discretionary authority to control and manage the operation and administration of the Plan (except as may be allocated to the Claims Administration, as discussed below), and to interpret the Plan’s provisions. The Plan Administrator’s exclusive responsibilities shall include (but not be limited to) the following: determining eligibility to participate in the Plan, interpreting the terms and provisions of the Plan and determining any and all questions arising under the Plan or in connection with the administration thereof, including the right to remedy or resolve possible ambiguities, inconsistencies or omissions; and making any finding of fact necessary or appropriate for any purpose under the Plan. In carrying out its responsibilities, the Plan Administrator shall have the utmost discretion permitted by law, and all findings of fact, determinations, interpretations and decisions of the Plan Administrator shall be conclusive and binding upon all person having or claiming to have any interest or right under the Plan.

Prudential (or any successor thereto) shall be the Claims Administrator, unless such function is undertaken by the Plan Administrator, and shall be the “named fiduciary” for purposes of claims, as provided under ERISA Section 503. The Claims Administrator shall have the exclusive responsibility for determining the amount of benefits (if any) payable under the Plan, for processing all claims, making all payments to eligible participants and otherwise acting as administrator for purposes of processing and paying claims.

2.2.  Source of Contributions. The Corporation pays for the cost of certain “core” long-term disability benefits, set forth in the Policy, for eligible employees. Eligible employees may voluntarily elect and pay for additional disability benefits on a post-tax basis as provided in the Policy.

2.3.  Eligibility and Benefits. The employees or classes of employees of the Corporation eligible for coverage under the Plan, the effective dates upon which they become eligible, the conditions which they must satisfy to become eligible to receive disability benefits, the benefits payable, and other provisions affecting the Plan are those set forth in the Policy. The term “employee” as used in the Plan shall mean those individuals who are Regular Full-Time or Part-Time employees as defined in Corporate Policy No. 3-221, Employment Classifications Policy. The term “employee” as used herein shall not include individuals classified as (i) Co-Op, Work Study Students or Interns, (ii) Employment Agency Temporaries or (iii) Independent Contractors/Consultants, all as defined in the Employment Classifications Policy. The term “employee” shall not include individuals who are retroactively classified as Regular Full-Time or Part-Time Employees with respect to such retroactive period of classification.

2.4.  Claims Procedure. The Claims Procedure for this Plan is based on the underlying Policy, which should be referred to in order to determine things such as how and when claims must be made. In the event that an employee does not receive a Plan benefit that is claimed, the employee shall be entitled to consideration and review as provided in this Section 2.4. Such consideration and review shall be conducted in a manner designed to comply with Section 503 of ERISA.

ARTICLE III

Miscellaneous

3.1.  Nonassignability. Benefits under the Plan are not in any way subject to the debts or other obligations of the persons entitled thereto and may not voluntarily or involuntarily be sold, transferred or assigned.

3.2.  No Vested Interest. Except for the right to receive any benefit payable under the terms of the Plan, no person shall have any right, title or interest in or to the assets of the Corporation as a participant in the Plan. There is no vesting in, or accrual of, benefits under the Plan.

3.3.  Employment Rights. The terms of employment of any employee shall not be modified or in any way affected hereby.

3.4.  Plan Description. The Summary Plan Description for the Plan summarizes the principal features of this Plan. However, all rights and obligations of the Corporation under the Plan are governed only by the terms of the Plan.

3.5.  Availability of Documents and Records. Copies of the Plan are available for inspection to any employee at the Corporation’s regional Human Resources offices or at the Benefits Unit of the Human Resources Department in McLean, Virginia.

3.6.  Amendment and Termination. The Plan may be amended or terminated, in whole or in part, at any time and from time to time by the Corporation.

3.7.  Gender and Number. Where the context admits, words in the masculine gender include the feminine gender and the singular includes the plural unless the context otherwise indicates.

3.8.  Plan Year. The Plan year shall be the twelve (12) month period from January 1 to December 31.

3.9.  Governing Law. The provisions of the Plan shall be construed, administered and enforced in accordance with the laws of the Commonwealth of Virginia, except to the extent preempted by Federal law or otherwise required by ERISA.

IN WITNESS WHEREOF, the Federal Home Loan Mortgage Corporation has caused the Plan to be executed by its duly authorized officers this 22nd day of December, 1997.

FEDERAL HOME LOAN MORTGAGE CORPORATION
By: /s/ Leland Brendsel Leland Brendsel Chief Executive Officer
ATTEST: /s/ Keith Earley Assistant Secretary